Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“First Amendment”) is made by and between Richard S. Denning (“Executive”) and Cumulus Media Inc. (“Company”) on this 30th day of March, 2016.

WHEREAS, Executive and Company are parties to that certain Employment Agreement dated November 29, 2011 (“Agreement”);

WHEREAS, the Parties wish to modify the terms of the Agreement in accordance with the terms hereof; and

WHEREAS, this First Amendment, once executed by the Parties, shall be incorporated into the Agreement and shall have the same force and effect as if it were part of the original Agreement between the Parties.

NOW THEREFORE, the Parties in consideration of the mutual promises set forth herein, hereby agree as follows:

1.	Section 4(b) of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

“(b) At the end of each calendar year during the Employment Period, Executive shall be eligible to receive an annual bonus in a target amount of forty percent (40%) of Executive’s Base Salary, or such higher amount as determined in the sole discretion of the Chief Executive Officer (the “Target Bonus”).  Each calendar year during the term of this Agreement, at the sole election of the Chief Executive Officer, the Chief Executive Officer will propose to the Compensation Committee of the Board of Directors of the Company an executive incentive plan (“EIP”) that establishes the bases upon which bonus decisions for such Executive are to be made for that year.  Such bases may include, without limitation, the achievement of performance criteria/goals relating to Executive, the various Job Duties of Executive, and/or the performance of the Company as a whole, as such criteria and goals are determined each year in good faith by the Chief Executive Officer.  In the event that the Compensation Committee approves an EIP proposed by the Chief Executive Officer, such EIP shall be the basis upon which any bonus is awarded to Executive for that year.  If the Compensation Committee does not approve an EIP for any given year, or the Chief Executive Officer elects not to propose one, the bases for awarding a bonus to Executive for that year shall be governed by the bonus provisions of this Agreement that were in effect  immediately prior to January 1, 2016. In addition, beginning with 2016, for any year coincident with the determination by the Compensation Committee of the performance criteria for each such year, the Compensation Committee may adjust, only in respect of that year, the Target Bonus applicable thereto. The actual amount of the bonus payable hereunder (the “Annual Bonus”) shall be paid to Executive by no later than March 15 of the year following the year to which it relates, so long as Employee is actively employed by the Company and has not provided a notice of resignation to the Company or received a notice of termination for Cause from the Company, in each case as of the last day of the calendar year to which the bonus relates.”

2.	All capitalized terms used herein, unless given specific definitions in this First Amendment shall have the definition ascribed to such terms in the Agreement.

3.	This First Amendment shall be effective as of January 1, 2016 (the “Effective Date”).

Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

This First Amendment may be executed in any number of counterparts, each of which when taken together shall constitute one and the same original instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this First Amendment the day and year indicated herein.

COMPANY

By:	/s/ Joseph P. Hannan
Joseph P. Hannan
Title: Senior Vice President, Treasurer and Chief Financial Officer

EXECUTIVE

By:	/s/ Richard S. Denning
Richard S. Denning